StemCells, Inc. Encourages Stockholders to Return Proxies Approving the Microbot Merger by
November 14, 2016

Four of Five Proposals Approved at Company’s
2016 Special Stockholder Meeting

NEWARK, CA, October 27, 2016 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM) reported today that four of the five proposals presented at the stockholder meeting in connection with the Company’s planned merger transaction with Microbot Medical Ltd. (Microbot) were approved yesterday. The first proposal – to approve and adopt the Agreement and Plan of Merger and Reorganization with Microbot – was not taken up for vote at the meeting because an insufficient number of shares had so far been voted on the proposal.

It is highly important for ALL Company stockholders to exercise a vote on Proposal #1 to approve the Microbot merger agreement. Company stockholders of record as of September 20, 2016 are encouraged to return proxies as soon as possible by mail, or vote online, as instructed in the proxy mailings delivered on or around October 3, 2016. If you did not receive proxy materials, please contact the Company’s proxy solicitor, Okapi Partners, at 877-259-6290.

As of yesterday’s meeting date, approximately 3.8 million shares had been voted on Proposal #1 to approve the Microbot merger agreement, or approximately 24% of the Company’s shares eligible to vote, with 95.97% of these shares voting in favor of the proposal, 2.10% voting against, and 1.91% abstaining.

The Company’s stockholders approved proposal #2 (to approve the issuance of shares to Microbot’s shareholders and advisors in accordance with the merger agreement), proposal #3 (to amend the Company’s charter to effect a reverse stock split), proposal #4 (to amend the Company’s charter to increase its authorized capital), and proposal #5 (to change the Company’s corporate name in connection with the proposed merger to Microbot Medical Inc.). Each of these four stockholder proposals passed with an approval of approximately 85% of the votes cast or higher.

The special stockholder meeting has been adjourned in order to collect additional votes on Proposal #1. The Company’s special stockholder meeting will resume on November 14, 2016, at 10:00am, Pacific Time, at 650 California Ave, Suite 1900, San Francisco, CA.

Between now and the November 14, 2016 adjournment date, the Company will intensify its outreach to existing stockholders to encourage their participation in the vote being taken.

“We are certainly pleased to see considerable progress towards completing all of the preclosing conditions for the Microbot deal, including yesterday’s stockholder vote, and to receive such broad support from our existing stockholders,” commented Mr. Ken Stratton, President and General Counsel of StemCells, Inc. “Our Board has unanimously approved and recommended the Microbot deal as being in the best interests of our stakeholders. We will take all reasonable steps to ensure sufficient votes are cast by November 14 to be in a position to successfully close the merger soon thereafter.”

Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Ropes & Gray LLP acted as legal advisor to StemCells and Ruskin Moscou Faltischek, P.C. and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. acted as legal advisor to Microbot. Additional information about the proposed transaction can be found in the Form 8K filed by StemCells on August 15, 2016.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”), the possibility of a merger transaction between the companies, the possibility of obtaining the vote required from the Company’s stockholders to complete the merger with Microbot, and possible benefits from such a merger for the companies and their respective stakeholders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties about the parties’ ability to complete the merger; uncertainties concerning the sufficiency of the Company’s remaining funds to continue operations; uncertainties regarding the Company’s plans to increase its authorized share capital; uncertainties regarding the validity and enforceability of the Company’s patents and Microbot’s patents; uncertainties as to whether either company will become profitable; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016.

IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS

A definitive proxy statement and a proxy card have been filed with the SEC and have been mailed to the Company’s stockholders seeking any required stockholder approvals in connection with the proposed transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Stockholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by StemCells with the SEC in connection with the proposed transactions at the SEC’s website (http://www.sec.gov), at StemCells’ website, or by directing written request to: StemCells, Inc. 39899 Balentine Drive, Suite 200, Newark, CA 94560, Attention: Kenneth Stratton, Esq.

The Company and its directors and executive officers and Microbot and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger will be included in the proxy statement referred to above. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Definitive Proxy Statement on Schedule 14A relating to the 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 8, 2016. This document is available free of charge at the SEC web site (www.sec.gov), at the Company’s website, or by directing a written request to the Company as described above

CONTACT:

Ken Stratton
StemCells, Inc.
(650) 670-2282